Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 related to the Retirement Savings Plan for Hourly Employees of Alcoa USA Corp. and the Retirement Savings Plan for Salaried Employees of Alcoa USA Corp. of our report dated June 29, 2016 relating to the combined financial statements, which appears in Alcoa Corporation’s (formerly known as Alcoa Upstream Corporation) Registration Statement on Form 10 (No. 001-37816, effective October 17, 2016) filed with the Securities and Exchange Commission on June 29, 2016, as amended.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Pittsburgh, Pennsylvania

November 3, 2016